WNS Acquisition by Capgemini Sanctioned by Royal Court of Jersey

NEW YORK & LONDON & MUMBAI, Oct. 9, 2025 — WNS (Holdings) Limited (NYSE: WNS) (“WNS”), a digital-led business transformation and services company, today announced that the company’s application to be acquired by Capgemini S.E. (EURONEXT PARIS: CAP) (“Capgemini”) through a scheme of arrangement (the “Scheme”) under the Companies (Jersey) Law 1991 (the “Transaction”) has been sanctioned by the Royal Court of Jersey (the “Court”). Following receipt of the Scheme sanction, the Company now expects that the Transaction will close on October 17, 2025, following the delivery of a copy of the court order to the Jersey registrar.

On July 7, 2025, WNS and Capgemini announced they had entered into a definitive transaction agreement pursuant to which Capgemini will acquire WNS for a cash consideration of $76.50 per WNS share. The total cash consideration will amount to $3.3 billion, excluding WNS net financial debt.

Settlement of the consideration to which any Scheme shareholder is entitled will be effected as set out in the scheme circular published by WNS on July 30, 2025. Registered shareholders will receive payment from the paying agent after submitting a duly completed and validly executed letter of transmittal, which the paying agent will send on or around the closing date. Beneficial holders will receive payment through their brokers and should contact their brokers on or around the closing date.

WNS shareholders are encouraged to consult their tax advisors regarding the tax consequences of the Transaction. Certain requirements under applicable tax laws and regulations are set forth in paragraph 16 of the scheme circular published by WNS on July 30, 2025.

About WNS

WNS (Holdings) Limited (NYSE: WNS) is a digital-led business transformation and services company. WNS combines deep domain expertise with talent, technology, and AI to co-create innovative solutions for over 700 clients across various industries. WNS delivers an entire spectrum of solutions including industry-specific offerings, customer experience services, finance and accounting, human resources, procurement, and research and analytics to re-imagine the digital future of businesses. As of June 30, 2025, WNS had 66,085 professionals across 65 delivery centers worldwide including facilities in Canada, China, Costa Rica, India, Malaysia, the Philippines, Poland, Romania, South Africa, Sri Lanka, Turkey, the United Kingdom, and the United States.

For more information, visit www.wns.com or follow us on Facebook, Twitter, LinkedIn, and Instagram.

Safe Harbor Provision

This document includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events, including statements regarding the anticipated timing of the closing of the Transaction. Factors that could cause actual results to differ materially from those expressed or implied are discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. WNS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Investors:	Media:
David Mackey EVP–Finance & Head of Investor Relations WNS (Holdings) Limited +1 (646) 908-2615 david.mackey@wns.com	Archana Raghuram EVP & Global Head–Marketing & Communications WNS (Holdings) Limited +91 (22) 4095 2397 archana.raghuram@wns.com; pr@wns.com